January 5, 1996

Mr. Frank Fraser
Nordion International Inc.
447 March Road
Kanata, Ontario
K2K 1X8


Reference:  Equity Investments in Food Technology Services Incorporated



Dear Sir:

Thank you for your subscription in our corporation and payment in full in the amount of US $15,000.

We appreciate your participation in our organization and this letter confirms your ownership of 18,750 shares at US $.80 in the capital of FTSI as a result of your $15,000 investment of January 5, 1996.

                                              Yours very truly,
                                              Food Technology Services Inc.



                                        by:
                                              Sam Whitney, Chairman